Exhibit 99.1

Amyris Files Form 10-Qs to Achieve Compliance – Notes Receipt of Nasdaq Deficiency Notification

EMERYVILLE, Calif., (October 7, 2019) -- Amyris, Inc. (Nasdaq:AMRS), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today reported that it has filed its required Forms 10-Q for the first quarter ended March 31, 2019 and the second quarter ended June 30, 2019. The company also noted that it has received a standard notice from Nasdaq stating that, as a result of not having timely filed these quarterly reports on Form 10-Q in accordance with the required September 30 deadline, it was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires timely filing of periodic financial reports with the Securities and Exchange Commission.

Upon the filing of the company’s quarterly reports for the first and second quarters of 2019 on October 7, the company received a second notice from Nasdaq confirming that the company was again in compliance with the Rule and that, as a result, the company was no longer subject to Nasdaq’s suspension and delisting procedures.

About Amyris

Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:

Peter DeNardo

Director, Investor Relations and Corporate Communications

Amyris, Inc.

+1 (510) 740-7481

investor@amyris.com